UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2013

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                         Federal                        0-25165                      14-1809721
                                                                    (State or Other Jurisdiction                                  (Commission File No.)                          (I.R.S. Employer
                                                                      of Incorporation)                                                                                                            Identification No.)

                                                                                     302 Main Street, Catskill NY                                                  12414
                                                                        (Address of Principal Executive Offices)                                                                               (Zip Code)

                                                                                               Registrant’s telephone number, including area code:      (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
      CFR 240.13e-4(c))

Item 8.01                      Other Events

On February 19, 2013, at a special meeting of members of Greene County Bancorp, MHC (the “MHC”), the 55.1% majority-owner and mutual holding company of Greene County Bancorp, Inc. (the “Company”), the members of the MHC (depositors of The Bank of Greene County) voted to approve the MHC’s waiver of dividends declared by the Company on its common stock during the twelve months subsequent to the members’ approval (i.e., through February 19, 2014).

As was previously disclosed, historically, the MHC has waived its right to receive dividends declared on its shares of the Company’s common stock, and the MHC has waived the receipt of dividends for the quarter end December 31, 2012, subject to the non-objection of the Federal Reserve Board.  The Federal Reserve Board has adopted interim final regulations that impose significant conditions and restrictions on the ability of mutual holding companies to waive the receipt of dividends from their subsidiaries. Following the receipt of its members’ approval at the February 19, 2013 special meeting, the MHC filed a notice with, and a request for non-objection from, the Federal Reserve Board for the proposed dividend waivers. If this non-objection is obtained from the Federal Reserve Board prior to April 1, 2013, the expected payment date of the dividend, the MHC intends to waive its receipt of the dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  February 25, 2013                                                                By:    /s/ Donald E. Gibson
                       Donald E. Gibson
                       President and Chief Executive Officer